UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

September 25, 2024

Commission File Number 001-37974

VIVOPOWER INTERNATIONAL PLC

(Translation of registrant’s name into English)

The Scalpel, 18th Floor, 52 Lime Street

London EC3M 7AF

United Kingdom

+44-203-667-5158

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F:

Form 20- F ☒ Form 40-F ☐

On September 25, 2024, VivoPower International PLC (the “Company”, “VivoPower”, “VVPR”) issued a press release announcing further details regarding its strategic heads of agreement to merge with Future Automotive Solutions and Technologies (“FAST”), a hydrogen conversion technology company headquartered in Canada, at a pro-forma equity valuation of US$1.13 billion. The merged entity is expected to be headquartered in the UK in an effort to qualify for the clean energy incentive programs announced by the UK Government, including the US$21 billion clean energy investment initiatives through the Great British Energy unit and the National Wealth Fund. Under the proposed transaction structure, VivoPower will acquire FAST and issue restricted shares as consideration, resulting in a combined entity where 49% of the equity is held by VivoPower shareholders (valued at US$556 million) and 51% by FAST shareholders (valued at US$578 million). The completion of the transaction is subject to various conditions, including the closing of the previously announced business combination between the Company’s Tembo subsidiary and a special purpose acquisition company, satisfactory completion of an independent third-party opinion.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Report on Form 6-K, including Exhibit 99.1, is hereby incorporated by reference into the Company’s Registration Statements on Form S-8 (File Nos. 333-227810, 333-251546, 333-268720, 333-273520), Form F-3 (File No. 333-276509) and Form F-1 (File No. 333-267481).

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

No Offer or Solicitation

This Report on Form 6-K shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This Report on Form 6-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

EXHIBIT INDEX

Exhibit 99.1 — Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2024	VivoPower International PLC

/s/ Kevin Chin
Kevin Chin
Executive Chairman

Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-281065

Prospectus Supplement No. 4

(To Prospectus)

Up to 10,000,000 Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-281065), as amended and supplemented, with the information contained in our Report on Form 6-K, furnished with the Securities and Exchange Commission on September 25, 2024. The Prospectus relates to the issuance by VivoPower International PLC of up to 10,000,000 Ordinary Shares in a best efforts offering.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VVPR.” The last sale price of our Ordinary Shares on Nasdaq on September 24, 2024 was $1.38 per share.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 25, 2024.

Exhibit 99.1

VivoPower and Future Automotive Solutions and Technologies (FAST) Pro Forma US$1.13bn merged entity to be headquartered in the UK in an effort to qualify for $21bn government clean energy investment programmes

UK remains attractive market for hydrogen companies with significant incentives introduced and announced by UK Government

UK Government clean energy initiatives include establishing Great British Energy unit to be capitalised with US$11bn, augmented with the $9.7bn investment into National Wealth Fund

Priority investment for both Great British Energy unit and National Wealth Fund is scaling up UK green hydrogen sector

VivoPower has been headquartered in UK since 2016

Transaction subject to completion of number of conditions precedent, including closing of Tembo’s previously announced business combination and satisfactory completion of independent third-party opinion

LONDON, 25 September 2024 – Nasdaq-listed VivoPower International Plc (“VivoPower”, the “Company”) (Nasdaq: VVPR) previously announced that it entered into a strategic heads of agreement (the “Heads of Agreement”) to merge with Future Automotive Solutions and Technologies (“FAST”), a hydrogen conversion technology company headquartered in Canada (together, the “Merger” or the “Transaction”). The Heads of Agreement is exclusive for 90 days but is non-binding.

The Company hereby provides further details on the proposed domicile of the combined entity and the proposed merger structure.

Domicile and Headquarters in the UK

Upon completion of the Transaction, the combined entity intends to remain headquartered in the United Kingdom. This is in an effort to qualify for significant and attractive potential UK Government incentives that have been announced. The incumbent UK Government that was elected in July 2024 has announced that clean energy is one of its top two missions, alongside economic growth. It has re-affirmed a goal of decarbonising the UK’s electricity generation to achieve net zero carbon emissions by 2030 and has re-instated a policy to ban the sale of diesel and petrol internal combustion engine vehicles by 2030. This had previously been deferred to 2035 under the previous UK Government. It has mandated for two investment bodies to be capitalised and tasked with driving investment into clean energy projects and companies, of which green hydrogen is an investment priority. These bodies are the Great British Energy unit and the National Wealth Fund, which have been allocated a combined budget of US$21bn.

In 2023, Bloomberg New Energy Finance (BNEF) noted that investment in the UK clean energy transition sector increased 84% year on year in the UK, ranking it fourth in the world. BNEF analysts estimate that this figure would need to be more than double to meet the UK’s 2030 net zero goal.

VivoPower International PLC

www.vivopower.com

Pro Forma Structure

The expected structure of the pro forma combined company following the Merger is set out in the table below.

It is currently proposed that VivoPower will acquire FAST and issue restricted shares in VivoPower as consideration. Following the completion of the merger, VivoPower will remain a UK PLC corporation that is 49% owned by VivoPower shareholders and 51% by FAST shareholders.

Existing VivoPower Shareholders
Existing FAST Shareholders
49%
51%
VivoPower International Plc
NASDAQ-Listed
100%
100%
VIVOPOWER
FAST
Tembo
Caret Digital
Hydrogen Conversion Tech
Hydrogen Vehicles

The Heads of Agreement values the pro forma combined company at an equity valuation of $1.13bn. This means VivoPower’s shareholders will hold 49% valued at $556m whilst FAST shareholders will own 51%, valued at $578m.

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About VivoPower

Established in 2014 and listed on Nasdaq since 2016, VivoPower is an award-winning global sustainable energy solutions B Corporation company focused on electric solutions for off-road and on-road customised and ruggedised fleet applications as well as ancillary financing, charging, battery and microgrids solutions.

VivoPower’s core purpose is to provide its customers with turnkey decarbonisation solutions that enable them to move toward net-zero carbon status. VivoPower has operations and personnel covering Australia, Canada, the Netherlands, the United Kingdom, the United States, the Philippines, and the United Arab Emirates.

About FAST

FAST is a Canadian headquartered hydrogen technology company that focuses on developing technologies that promote the adoption of hydrogen. FAST will be launching several vehicle models powered by hydrogen powered internal combustion engines as well as a conversion platform for gasoline and diesel vehicles to run on hydrogen. FAST has offices and factory facilities in Toronto (Canada), Tokyo (Japan) and Yamagata (Japan).

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. Forward-looking statements in this press release include statements regarding VivoPower and FAST’s ability to reach a definitive agreement and to complete the merger transaction as set out in the heads of agreement. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

Shareholder Enquiries

shareholders@vivopower.com

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